EXHIBIT 12
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

               COMPUTATIONS OF RATIOS OF EARNINGS TO FIXED CHARGES

                                                              THREE MONTHS ENDED
                                                                 DECEMBER 31
(in thousands)                                                     2002           2001
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
Income before taxes                                            $148,726       $158,026
Add fixed charges:
 Interest expense-excluding interest on deposits                  3,876          6,085
  Interest expense-deposits                                       1,807          2,737
  Interest factor on rent                                         5,402          5,293
                                                         ------------------------------
Total fixed charges                                              11,085         14,115
                                                         ------------------------------

Earnings before fixed charges and taxes on income              $159,811       $172,141
                                                         ==============================

Ratio of earnings to fixed charges
- including interest on deposits                                   14.4           12.2
Ratio of earnings to fixed charges
- excluding interest on deposits                                   17.0           14.9

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